PROSPECTUS SUPPLEMENT #15                       FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JULY 2, 1999 AND                 REGISTRATION NO. 333-78419
SUPPLEMENT DATED JULY 15, 1999)

                               [EXCITE@HOME LOGO]

                              AT HOME CORPORATION

                   $437,000,000 PRINCIPAL AMOUNT AT MATURITY
                  CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

                        SHARES OF SERIES A COMMON STOCK
                   ISSUABLE UPON CONVERSION OF THE DEBENTURES
                           -------------------------

This prospectus supplement relates to the resale by the holders of convertible subordinated debentures due 2018 of Excite@Home and the shares of Series A common stock of Excite@Home issuable upon the conversion of the debentures.

You should read this prospectus supplement in conjunction with the prospectus dated July 2, 1999 and prospectus supplement dated July 15, 1999, each of which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

The information in the table appearing under the heading "Selling
Securityholders" in the prospectus is superseded in part by the information appearing in the table below:

                                                             PRINCIPAL AMOUNT
                                                              OF DEBENTURES      PERCENTAGE OF   SHARES OF SERIES A
                                                            BENEFICIALLY OWNED    DEBENTURES        COMMON STOCK
                           NAME                              THAT MAY BE SOLD     OUTSTANDING     THAT MAY BE SOLD
                           ----                             ------------------   -------------   ------------------
Putnam Convertible Income-Growth Trust....................      $4,000,000             *               52,400
Putnam Balanced Retirement Fund...........................      $   65,000             *                  851
Putnam Convertible Opportunities and Income Trust.........      $   67,000             *                  877
Museum of Fine Arts, Boston...............................      $   28,000             *                  366
ProMutual.................................................      $   86,000             *                1,126
Employer's Reinsurance Corporation........................      $  136,000             *                1,781
University of Rochester...................................      $   22,000             *                  288
Parker-Hannifin Corporation...............................      $   29,000             *                  379
New Hampshire Retirement System...........................      $  121,000             *                1,585

-------------------------
- Less than 1%

                           -------------------------

INVESTING IN OUR CONVERTIBLE SUBORDINATED DEBENTURES OR OUR SERIES A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is January 31, 2000.